Keryx Biopharmaceuticals, Inc. Announces Appointment of Joseph Feczko, M.D. to Board of Directors

NEW YORK, July 21, 2010 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) today announced the appointment of Joseph Feczko, M.D. to the Company's Board of Directors.

Joseph Feczko, M.D., 61, a seasoned pharmaceutical executive, joins the Keryx Board with broad industry experience across the spectrum of medical, regulatory and operational affairs. Dr. Feczko was, until his retirement in May 2009, Senior Vice President and Chief Medical Officer  (CMO) of Pfizer Inc and member of the Executive Leadership Team with global responsibilities for all aspects of the company’s medical, regulatory and safety activities.  Following a time in private practice, he joined Pfizer in 1982 in New York, and then worked for ten years in the United Kingdom for both Pfizer and Glaxo where his responsibilities included supervising clinical research, regulatory affairs, data management and safety reporting.  He returned to Pfizer in New York in 1996, where he held positions of increasing responsibility in clinical research and regulatory affairs and safety, culminating in the role of CMO. Dr. Feczko is board-certified in Internal Medicine and a specialist in Infectious Diseases.  He has a B.Sc. degree from Loyola University Chicago, and an M.D. from the University of Illinois College of Medicine.

“We are very pleased to have Dr. Feczko join our board of directors," said Michael P. Tarnok, Chairman of the Board. “Dr. Feczko brings to our Board nearly 30 years of global pharmaceutical industry experience in Clinical Development, Regulatory Affairs and Licensing, and we believe that his expertise will be invaluable as we continue to develop our drug candidates with the hope of getting them to those patients that can benefit from them.”

Dr. Feczko is currently chairman of the board of directors of Cardoz Pharmaceuticals AB.  Additionally, Dr. Feczko is a member of the Board of Directors of the Foundation for the National Institutes of Health, Research!America and the International Longevity Center as well as the New York Academy of Medicine. He is also a member of the Board of Directors of the Accordia Global Health Foundation and the Technical Expert Committee for Trachoma on the International Trachoma Initiative of the Task Force for Global Health, as well as a member of the governing board of the Technology Strategy Board of the United Kingdom.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies. KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types. Each of the KRX-0401 Phase 3 programs are being conducted under Special Protocol Assessment (SPA) agreements with the FDA. Keryx is also developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex in the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to an SPA agreement with the FDA. Keryx is headquartered in New York City.